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Microsoft Corporation

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November 14, 2014

Dear Shareholder,

Microsoft is holding its next annual shareholders meeting on December 3, 2014. Ahead of this meeting, I would like to thank you for your continued investment in Microsoft, update you on some of the tremendous changes that have taken place over the past year, and ask for your support on the proposals that will be presented at our annual shareholders meeting. In the presentation that accompanies this letter, you will find greater detail about the changes at Microsoft over the past year and our shareholder meeting items.

Over the last year, Microsoft has undergone a major strategic transformation which has included executive and Board leadership changes and reinvigoration of our strategic focus. The Board of Directors recognizes the importance of communicating with our shareholders during this time in Microsoft’s history. Four areas were of great significance to the Board and leadership team over the past 12 months.

•	CEO Succession. Satya Nadella was appointed CEO in February 2014, after an extensive search for a CEO with the ability to lead Microsoft into its next chapter of innovation and growth.

•	Creation of Independent Chairman Role. With this CEO succession, the Board also created an Independent Chairman role and the independent members of the Board elected me to this position. I previously served as Microsoft’s lead independent director.

•	Four New Independent Directors. Microsoft has a regular practice of adding new directors with fresh perspectives and complementary skills to the boardroom. During 2014, the Board added four new independent directors, each of whom bring a wealth of diverse experience, expertise, and skills to our Board. The average director tenure of our directors standing for election is 6.2 years.

•	Redesigned Compensation Structure for our New CEO. To attract and motivate a world-class CEO that could lead Microsoft through its strategic transformation, the Board designed a compensation structure comprising competitive annual compensation and a one-time long-term equity grant that motivates our CEO to create sustainable long term shareholder value by providing him with the opportunity to share in those gains and build ownership in the company over the next seven years. Over 80% of the reward opportunity is performance-based measured by our total shareholder return (“TSR”) relative to the S&P 500. To earn the target value of this award, Microsoft’s TSR must exceed the 60th percentile of the S&P 500 over each of three overlapping five-year performance periods that extend to 2021. We are committed to adopting metric-based annual incentive pay for all of our executive officers next fiscal year.

Throughout this transformation, the Board and management team have remained focused on and committed to executing on our strategic goals and creating value for our shareholders. Over the past three years we have had consistent growth in TSR, cash returned to shareholders, revenue and diluted earnings per share (“EPS”). In fiscal 2014 we achieved:

•	12% increase in revenue

•	2% increase in diluted EPS

•	24% TSR

•	$15.7 billion returned to shareholders through dividends and stock buybacks

Annual Shareholders Meeting Items

At the December 3 annual meeting, our shareholders will vote on three management proposals.

•	Election of ten directors. Our director nominees represent an engaged, skilled group of individuals that have the experience and expertise to help guide Microsoft through its next chapter of innovation. These nominees include four new independent directors: Teri List-Stoll, Mason Morfit, Charles Scharf, and John Stanton. There is more information about our Board nominees in our proxy statement and on pages 5 and 6 of the presentation.

•	Advisory vote on named executive officer compensation. Our executive compensation program remains heavily weighted toward equity compensation to align our executives with the long-term performance of our company and with our shareholders. The long-term incentive award for our CEO introduces a highly performance-based component to our pay program. We intend to carry forward this move toward more performance-based compensation by introducing specific performance metrics for executive incentive pay next fiscal year. More information about our executive compensation program can be found in our proxy statement and on pages 7 through 11 of the presentation.

•	Ratification of auditors. The Audit Committee has selected Deloitte & Touche as the independent auditor for fiscal 2015.

The Microsoft Board of Directors encourages you to vote FOR each of these management proposals.

Shareholders will also vote on a shareholder proposal that seeks to establish proxy access. While the Board is committed to strong governance practices, this proposal is not in the best interest of shareholders because it provides significant opportunities for misuse by shareholders with a short-term interest and lacks important safeguards that would protect the interests of long-term shareholders. More information about this proposal and the reasons for the Board’s opposition can be found in our proxy statement and on page 13 of the presentation. The Board encourages you to vote AGAINST proposal 4.

As we approach our annual shareholders meeting, the Board and I invite you to write us at AskBoard@microsoft.com about corporate governance or the board of directors. We sincerely value continued feedback from our shareholders and appreciate the importance of thoughtfully considering a diversity of perspectives as we work to deliver long-term value.

I appreciate the opportunity to serve Microsoft on your behalf.

Sincerely,

John W. Thompson

Chairman of the Board

Microsoft Corporation

Shareholder Update

November 2014

Microsoft is in the midst of a major strategic transformation, which has included executive and Board leadership changes, a reinvigoration of our strategic focus, and a major realignment of our cost structure and workforce within the past year

Business Strategy

Focus on making Microsoft a productivity and platform company for the mobile-first and cloud-first world

Streamline the business, deliver synergies and complete the integration of Nokia, all as part of Microsoft’s mobile-first and cloud-first approach

Execute a fundamental restructuring to improve agility, how we build and deliver products, flatten the organization and reduce overall operating expenses

Management Changes

New CEO. After an extensive internal and external CEO search for a world-class leader capable of leading Microsoft through a significant transformation, Satya Nadella was appointed CEO in February 2014; he previously spent 20+ years in various technology leadership roles at Microsoft

New Focus. Satya is focused on core, unique competencies and investments in innovation through prioritizing our customers and embracing a challenger mind-set

Former CEO Transition. In order to ensure a smooth CEO transition, Steve Ballmer remained on the Board briefly, stepping down as a director in August

Board Leadership

Independent Chairman. We transitioned to an independent Chairman structure. Our former lead director, John Thompson, was selected by the Board to serve as Microsoft’s independent Chairman

Founder and Technology Advisor. Bill Gates transitioned out of the Chairman role and now supports Nadella in shaping the technology and product direction of the company

New Independent Directors. Teri List-Stoll, Chief Financial Officer, Kraft Foods Group, Charles Scharf, CEO Visa joined in October; John Stanton, wireless industry pioneer, joined in July; Mason Morfit, president of ValueAct Capital, joined in March

Microsoft |2

Key Steps Taken in Transformation

August 2013 Steve Ballmer announces retirement plans

Board forms Succession Committee and implements CEO search plan

Board initiates comprehensive shareholder outreach

September 2013 New segment reporting accompanied by expanded KPIs

February 2014 Board appoints Satya Nadella as CEO

Board selects John Thompson as independent Chairman of the Board

Bill Gates transitions to Founder and Technical Advisor

March 2014 Mason Morfit, President ValueAct Capital, joins Board

April 2014 Closed acquisition of Nokia Devices & Services (NDS)

July 2014 Satya Nadella announces new vision for Microsoft

Microsoft initiates business realignment to reduce headcount 18,000 and save $600 million annually in synergies from NDS acquisition

John Stanton, Chairman Trilogy Equity Ventures and Trilogy International, joins Board

October 2014 Teri List-Stoll, CFO Kraft, and Charles Scharf, CEO Visa join Board

Microsoft |3

Strong Financial Performance

2014 Stock Price Growth

$50

$45

$40

$35

2/1 3/1 4/1 5/1 6/1 7/1 8/1 9/8

TSR (%)

80% 70% 60% 50% 40% 30% 20% 10%

24.27% 44.62% 74.80%

One Year Two Years Three Years

3-Year Revenue and EPS Growth

$90,000 $85,000 $80,000 $75,000 $70,000

Revenue (millions)

FY12 FY13 FY14

$2.75 $2.25 $1.75

Year EPS

Revenue EPS

Yearly Increase in Key Performance Metrics (FY2014 vs. FY2013)

Revenue Operating Income Cash to Shareholders

$86.8 billion 12%

$27.8 billion 4% $15.7 billion 27%

Fresh Perspective in the Boardroom New Leadership Structure

John Thompson Independent Chairman (February 2014)

Formerly Microsoft’s lead independent director, was appointed by the Board as the Independent Chairman

He brings a wealth of knowledge and experience in the technology industry, including cloud computing and information security—areas that are important to Microsoft’s strategic direction

Through his senior leadership positions and as CEO of a leading technology company, he has expertise in strategy transformation and overseeing international business operations

Evolving Board Composition

Mason Morfit

(March 2014)

President, ValueAct Capital

One of Microsoft’s largest shareholders, providing a unique investor view in the boardroom

John Stanton

(July 2014)

Chairman, Trilogy Equity Partners and Trilogy International Partners

A pioneer and innovator in the U.S. and global wireless industry with tremendous insight about the mobile industry, having led four of the top wireless operators in the U.S. over the past three decades, and operated wireless networks internationally

Teri List-Stoll

(October 2014)

Executive Vice President and Chief Financial Officer, Kraft Foods Group

Has held finance and operational leadership roles across a diverse range of areas including accounting, financial planning and analysis, business unit management, supply chain, and sales

Charles Scharf

(October 2014)

Chief Executive Officer, Visa

CEO of a technology-driven global company with broad experience in financial services and payment systems

Microsoft 5

Directors with Diverse Experience, Expertise, Skills, and Tenure

Experience, expertise, or attribute

Gates

Klawe List-Stoll

Morfit

Nadella

Noski

Panke

Scharf

Stanton

Thompson

Technology, devices, and services

Leadership

Global business

Financial

Mergers and acquisitions

Public company board service and governance

Sales and marketing

Research and academic

Ethnic, gender, national, or other diversity Average director tenure 6.2 years

33

5

Joined this year

11

2

Directors standing for election at the 2014 annual shareholders meeting

Microsoft | 6

Aligning Pay and Performance

A fundamental tenet of our compensation program is to provide pay that reflects Microsoft’s performance, is long-term focused, and closely aligns with the interests of our shareholders

Moving to performance-based pay

Our new CEO pay structure includes a long-term, performance-based stock award

Our Compensation Committee intends to develop and adopt specific performance metrics for executive officers that reflect our evolved business model and long-term strategy. This change will be implemented in our compensation program in our next fiscal year

Significant, balanced equity component

56%1 of CEO equity is performance-based

Over 70% of executive target pay is delivered in equity, aligning executive interests with those of our shareholders

Holistic performance review

Our Committee considers a broad range of financial, operational and strategic metrics that drive value creation to determine cash incentive awards

Structure

Microsoft’s pay mix targets a high proportion of equity based compensation

NEO Pay Mix

[CATEGORY NAME] [VALUE]

Variable Cash 18.8%

Salary

8.9%

Equity

72.2%

Microsoft | 7

1 56% = (LTPSA value of $59.1M)(1 - .25 LTPSA threshold) / $79.8M value of all FY2014 stock awards

Executive Compensation Decisions to Support Our Transformation

Competitive annual pay package

Long-term performance-based stock award (LTPSA)

Provides new CEO with a market competitive compensation structure

Provides opportunity for shared upside with achievement of sustained strong performance and creation of shareholder value

Mr. Nadella’s total compensation opportunity was designed as a holistic target amount that represents the scope and demands of his role over seven years

Fundamental Shift in CEO Pay

Satya Nadella’s promotion to CEO was a fundamental shift in our leadership and necessitated a change in our CEO compensation structure

Previously, neither Bill Gates nor Steve Ballmer received equity incentive given the intrinsic alignment with shareholders from the size of their existing holdings; this resulted in total CEO compensation that was significantly lower than our peers

Transitioning from a founder-led business to a traditional management structure required a new compensation program to align our new CEO’s incentives with shareholder value

The Board undertook a comprehensive review of market competitive pay structures and created a total compensation package comprised of a competitive annual pay package and a one-time long-term performance stock award

Retaining Our Leadership Team

Our Compensation Committee determined it was critical to ensure we retained our key leadership team for the next several years of Microsoft’s transformation and during the search for a new CEO. This was particularly important given the intense competition for talent in our industry and not having employee contracts with our executives. As a result, one-time equity grants were made to certain executives including Mr. Nadella

The executive will earn the full number of shares only if he or she provides services to us through the full vesting period; the awards are not eligible for vesting upon retirement or pro-rated vesting under the severance benefit plan

All recipients of these one-time retention awards remain at the company

Microsoft |8

CEO Equity Award to Incentivize Long-term Value Creation

Mr. Nadella’s long-term performance-based stock award incentivizes successfully implementing our business transformation and

creating long-term value for shareholders

Award structured with a focus on achieving long-term sustainable performance

Seven-year total vesting term, with first opportunity for payout in February 2019. Mr. Nadella must remain employed through the fifth anniversary of this grant to receive the threshold shares

>80% of the reward opportunity is determined by TSR relative to the S&P 500

Relative TSR is measured over each of three, five-year performance periods

Target payout requires above-market performance (60th percentile)

The maximum award is earned only if performance is in the top quintile of TSR performance over each five-year performance period

Annualized value at target is $8.45 million per year

Our practice is to increase the size of an employee’s equity award when the employee is promoted to a new pay level; however, Mr. Nadella did not receive a promotion stock award because of the one-time retention stock award

Microsoft |9

Compensating a Global Technology Leader

The annual compensation opportunity for Mr. Nadella reflects the demands on and responsibilities of the leader of a global organization with the scope and stature of Microsoft, and the fierce competition for talented executives in the technology sector

Annual Base Salary

Annual Cash Incentive Award

Long-term Incentive Plan Award

Total Annual Target Compensation

$1,200,000

Opportunity ranges from 0%-300% of target based on his actual performance as evaluated by our Board; target is $3,600,000

Annual equity award valued at $13,200,000 with four equal vesting periods

$18,000,000

Aligned to business performance and shareholder interests

Microsoft |

10

Positive Evolution of our Incentive Plans

Introduction of Performance-Based Equity for CEO Compensation

The LTPSA incentivizes very long-term, sustained shareholder value creation

Rewards market out-performance over 7 years as measured by value created for shareholders

Target payout requires 60th percentile performance over each five-year performance period

Maximum payout is achieved only if relative TSR is in the top quintile over each performance period

Majority of CEO Equity is Performance-Based

Over 70% of executives officer compensation is delivered in equity, aligning their interests with those of our shareholders

56% of CEO equity is performance based

The performance-based equity component is subject to rigorous performance targets (the threshold 25% payout of the LTPSA after 5 years is considered time-based)

Transition to Metric-based Performance Measures

Our Compensation Committee has committed to developing and implementing performance metrics

This structure will be implemented in our next fiscal year (2016)

Performance metrics will reflect our evolved business model and long-term strategy

Microsoft |

11

Leader in Governance and Compensation Best Practices

Progressive Governance Practices and Shareholder Rights

Directors are elected annually

Constantly refresh Board; average director tenure of 6.2 years1

80%+ of our directors are independent and all are highly qualified

Separate chairman and CEO roles with an independent chairman

Majority voting for director elections (one of the first adopters in U.S.)

Annually evaluate the performance of the Board, its committees, and each director

Simple majority vote provisions to amend bylaws/charter and approve mergers/acquisitions

Shareholders holding 25% of our shares have the right to call a special meeting

Robust shareholder outreach practices

History of responsiveness to our shareholders’ feedback

Effective Compensation Governance

Aggressive executive compensation recovery policy to ensure accountability (clawback policy)

Executive stock ownership requirements (ranging from 3x-10x base salary)

Anti-hedging and pledging policy

Independent compensation consultant advises our Compensation Committee

Responsibly manage the use of equity compensation

No stock options

No special perquisites or benefits (no tax gross-ups, club memberships, car allowances, or special medical benefits)

No employment contracts and limited change in control protection

No special retirement program

No guaranteed bonuses

1	Directors standing for election at the 2014 annual shareholders meeting

Microsoft | 12

Proxy Access Proposal is Not in Shareholders’ Best InterestsMicrosoft’s Board is committed to strong corporate governance practices, establishment of meaningful shareholder rights and robust engagement practices; however, the Board believes this proxy access proposal is not in long-term shareholders’ best interests

Flawed Proposal

The proxy access proposal presented at our annual meeting does not merit shareholder support. It would provide excessive latitude to investors with short-term interests that could seriously disrupt Microsoft

The proposal lacks critical safeguards to ensure that proxy access is not abused

Adoption would introduce significant risk of disruption to the Board and Microsoft, including:

permits an excessive number of shareholder-proposed candidates (up to 40% of the board every year) compared to the typical 20% collective maximum in other proposals does not require that 3% of shares be held for a minimum of three years allows proponents, even the same ones, to advance an additional 40% slate the following year

Strong Corporate Governance

Our existing corporate governance policies provide the appropriate balance between ensuring Board accountability to shareholders and enabling the Board to effectively oversee Microsoft’s business for the long-term benefit of shareholders

Our Board is fully accountable to shareholders through a variety of strong governance practices, including:

an independent Board chairman

annual elections of our entire Board

majority voting for directors

shareholder right to call special meetings

regular and robust shareholder outreach program

responsiveness to shareholder feedback

Microsoft | 13